REINSURANCE GROUP OF AMERICA, INCORPORATED
FLEXIBLE STOCK PLAN
PERFORMANCE CONTINGENT SHARE AGREEMENT
Reinsurance Group of America, Incorporated, a Missouri corporation (the “Company”), and <first_name> <last_name> (“Employee”), hereby agree as follows:
SECTION 1
GRANT OF PERFORMANCE SHARES
Pursuant to the Reinsurance Group of America, Incorporated Flexible Stock Plan as amended and restated on May 23, 2017 and further amended effective May 19, 2021 (the “Plan”), and pursuant to action of the Committee charged with the Plan’s administration, the Company has granted to Employee, effective March 15, 2024 (the “Date of Grant”), subject to the terms, conditions and limitations stated in this Performance Contingent Share Agreement (this “Agreement”), the Plan and the Company’s Executive Compensation Recoupment Policy (as discussed in Section 6(c)), an award of performance contingent shares with respect to <shares_awarded> shares of Common Stock (the “Target Grant”). The performance contingent shares awarded to Employee in this Agreement are referred to herein as “Performance Shares.”
SECTION 2
TERMS OF GRANT
(i)Performance Period. The performance period for this award is the three (3) year period beginning January 1 of the year of the Date of Grant and ending December 31 of the second year following the year of the Date of Grant (i.e., year 3) (the “Performance Period”).
(ii)Payment.
(a)Performance Shares Payable In Common Stock. Subject to early termination of this Agreement pursuant to Sections 4 or 5 below, as soon as practicable following the end of the Performance Period, the Company shall determine the Average ROE (as defined in Section 3(c)), BVPS Growth (as defined in Section 3(d)) and rTSR Percentile Ranking (as defined in Section 3(h)) over such Performance Period. The Company shall then adjust the number of Performance Shares constituting the Target Grant as provided in Section 3 to determine the number of Performance Shares earned hereunder. On or after January 1 but no later than December 31 following the last day of the Performance Period, the Company will deliver to Employee one (1) Share of the Company’s Common Stock for each Performance Share earned under this Agreement; provided, however, that any fractional Performance Share shall be paid in cash equal to such fraction of the Fair Market Value of a Share of Common Stock on the date of payment.
(b)Dividend Equivalents. Performance Shares shall not include dividend equivalent payments or dividend credit rights.

SECTION 3
PERFORMANCE CRITERIA AND ADJUSTMENTS
(a)Performance Criteria. The measures and weights for the grant of Performance Shares subject to this Agreement are set forth in a memorandum (the “Memorandum”) provided to Employee by the Company.
(2)Adjustment of Target Grant. As specified in the Memorandum, the number of Performance Shares in the Target Grant will be adjusted at the end of the Performance Period as determined by the Committee as follows:
(a)Fifty percent (50.0%) of the number of Performance Shares in the Target Grant will increase or decrease based upon the Company’s Average ROE over the Performance Period;
(b)Fifty percent (50.0%) of the number of Performance Shares in the Target Grant will increase or decrease based upon the Company’s BVPS Growth over the Performance Period (the adjustments described in Sections 3(b)(1) and 3(b)(2) shall be collectively referred to as the “Initial Adjustments”); and
(c)The final number of Performance Shares in the Target Grant will increase or decrease by multiplying (i) the number of Performance Shares after calculating the Initial Adjustments, and (ii) the rTSR Factor as set forth in the Memorandum.
In no event will Employee be entitled to receive a total number of shares of Common Stock with respect to Performance Shares in excess of 200% of the Target Grant, even if the Company’s Average ROE, BVPS Growth, and/or rTSR Percentile Ranking during the Performance Period exceeds the maximum values established for any such measure(s).
(i)Average ROE. “Average ROE” means the average adjusted operating return, excluding standard adjustments, on equity, excluding AOCI and cumulative change in fair value of funds withheld embedded derivatives, for the trailing twelve-month period for each of the three years of the Performance Period. Standard adjustments identified are actuarial assumption reviews (e.g., mortality, morbidity, and lapse assumption changes and their impact on reserves and the carrying value of deferred acquisition costs), variable investment income outside of a range of -50% to +50% of income on these investments included in the three-year plan, and integration costs or other adjustments related to merger and acquisition activity.  Standard adjustments represent a positive or negative impact to adjusted operating income. Adjusted operating return on equity is a non-GAAP financial measure.
(ii)BVPS Growth. “BVPS Growth” means the average of the annual growth rates in book value per share, excluding AOCI and cumulative change in fair value of funds withheld embedded derivatives, for each year in the Performance Period. BVPS Growth is a non-GAAP financial measure.

(iii)Potential Adjustments. Each of Average ROE and BVPS Growth may be adjusted by the Committee from time to time following the date of this Agreement to account for the effects of unusual or non-recurring accounting impacts or changes in accounting standards or treatment or any other unusual or extraordinary items as determined by the Committee.
(iv)Peer Group. “Peer Group” shall mean the group of competitor companies as determined by the Committee from time to time and as provided separately to Employee. If the Committee determines in its informed judgment that a significant event has occurred that the Committee expects to have, or the Committee determines has had, a substantial effect on the business or Total Shareholder Return (as defined below) of any company in the Peer Group, including by way of example events such as bankruptcies, insolvencies, delisting, and divestitures, mergers, acquisitions, or similar transactions in each case that significantly change the major markets or operational scope of the peer company’s business, it will remove that peer company from the Peer Group. A company that is removed from the Peer Group before the end of the Performance Period will be excluded from the calculation of rTSR Percentile Ranking.
(v)Total Shareholder Return. “Total Shareholder Return” shall mean total shareholder return as applied to the Company or any company in the Peer Group, determined by comparing the average of the applicable company’s closing stock prices over the 20 trading days immediately preceding the first day of the Performance Period with the average of the applicable company’s closing stock prices over the last 20 trading days of the Performance Period, including dividends (if any) when actually paid on Shares or peer company common stock, as applicable, on a reinvested basis during the applicable period.
(vi)rTSR Percentile Ranking. “rTSR Percentile Ranking” shall mean the relative ranking of the Company’s Total Shareholder Return as compared to the Total Shareholder Returns of the Peer Group companies, expressed as a percentile ranking.
SECTION 4
CONDITIONS AND LIMITATIONS ON RIGHT TO RECEIVE
PERFORMANCE SHARES OR COMMON SHARES

(i)Demotion or Transfer. If Employee is demoted or transferred to a position with the Company or any of its Affiliates in which Employee is not eligible to participate in the Plan prior to the expiration of the Performance Period, as determined by the Committee, this Agreement will terminate and be of no further force or effect and the Performance Shares awarded to Employee hereunder shall be forfeited.
(ii)Termination of Employment.
(a)Death. If Employee ceases to be employed by the Company or any of its Affiliates prior to the expiration of the Performance Period due to his or her death, the Company shall pay to the legal representative of Employee’s estate or revocable living trust a pro rata proportion of the Target Grant. The number of shares of Common Stock representing such payment shall be determined by multiplying the Target Grant by a fraction, the numerator of which is the number of calendar months in the Performance

Period prior to Employee’s death, and the denominator of which is 36. Such pro rata proportion shall be paid to the legal representative of Employee’s estate or revocable living trust at such time as determined by the Committee. Employment for any portion of a calendar month during the Performance Period shall be deemed employment for that calendar month.
(b)Disability. If Employee ceases to be employed by the Company or any of its Affiliates prior to the expiration of the Performance Period due to his or her Disability, the Company shall pay to Employee a pro rata proportion of the Target Grant that would have been issued to Employee under this Agreement. The number of shares of Common Stock representing such payment shall be determined by multiplying the Target Grant by a fraction, the numerator of which is the number of calendar months in the Performance Period prior to Employee’s termination of employment due to Disability, and the denominator of which is 36. Such pro rata proportion shall be paid to Employee at the same time and in the same manner as specified in Section 2(b) above. Employment for any portion of a calendar month during the Performance Period shall be deemed employment for that calendar month. For purposes of this Agreement, “Disability” shall mean disability as defined in any long-term disability plan maintained by the Company or an Affiliate which covers Employee or, in the absence of any such plan, the physical or mental condition of Employee arising during the Performance Period, which in the opinion of a qualified physician chosen by the Company prevents Employee from continuing employment with the Company and its Affiliates.
(c)Retirement. If Employee ceases to be a full-time employee of the Company or any of its Affiliates (as may be determined by the Company or such Affiliate from time to time) at any time during the first year of the Performance Period due to Retirement, this Agreement will terminate and be of no further force or effect and the Performance Shares awarded to Employee hereunder shall be forfeited, unless otherwise determined by the Committee.
If Employee ceases to be employed by the Company or any of its Affiliates at any time during the second or third year of the Performance Period due to Retirement, Employee (or, upon Employee’s death following Retirement, the legal representative of Employee’s estate or revocable living trust) shall receive the shares of Common Stock that would have been issued to Employee under this Agreement had the Retirement not occurred, payable as set forth in Section 2(b) above; provided, however, that (i) Employee must maintain full-time equivalent employment status (as may be determined by the Company or such Affiliate) through December 31 of the first year of the Performance Period and (ii) if, following any such Retirement, Employee is employed by or associated with an organization that competes with the Company or any of its Affiliates as determined by the Committee, this Agreement will terminate and be of no further force or effect and the Performance Shares awarded to Employee hereunder shall be forfeited, unless otherwise determined by the Committee.

For purposes of this Agreement, “Retirement” shall mean termination of employment with the Company and its Affiliates after Employee has attained a combination of age and years of service that equals at least sixty-five (65); provided that, (A) Employee has been employed by the Company and its Affiliates for at least five (5) years and (B) the maximum number of years of service credited for purposes of this calculation shall be ten (10).
(d)Other Termination. If Employee’s employment with the Company and its Affiliates is terminated prior to payment of the shares of Common Stock as specified in Section 2(b) above, whether voluntarily or involuntarily, for any reason other than death, Disability or Retirement, this Agreement will terminate and be of no further force or effect and the Performance Shares awarded to Employee hereunder shall be forfeited, unless otherwise determined by the Committee.
SECTION 5
CHANGE OF CONTROL

Notwithstanding anything herein to the contrary, if a Change of Control occurs during the Performance Period prior to Employee’s death, Disability, Retirement or other termination of employment, the number of Performance Shares in the Target Grant shall not be adjusted at the end of the Performance Period as provided in Section 3(b) and Employee shall instead be deemed to have earned the number of Performance Shares constituting the Target Grant. The number of shares of Common Stock due following a Change of Control determined in accordance with Sections 1 and 2(b) and this Section 5 (and, upon Employee’s death, Disability or Retirement prior to the end of the Performance Period, Section 4(b)) shall be delivered to Employee (or, upon Employee’s death, the legal representative of Employee’s estate or revocable living trust) at the same time and in the same manner as specified in Section 2(b) above. Section 4(b)(3) shall not apply in the case of involuntary termination of Employee’s employment by the Company or an Affiliate following a Change of Control other than for cause. For purposes of this Section, “cause” shall mean (a) any conduct, act or omission that is contrary to Employee’s duties as an officer or employee of the Company or any of its Affiliates, or that is inimical or in any way contrary to the best interests of the Company or any of its Affiliates, or (b) employment of Employee by or association of Employee with an organization that competes with the Company or any of its Affiliates, in each case as determined by the Committee.
SECTION 6
MISCELLANEOUS

    (a)    Rights in Shares Prior to Issuance. Prior to issuance of shares of Common Stock in accordance with Section 2(b), neither Employee nor his or her legatees, personal representatives, or distributees (i) shall be deemed to be a holder of any shares of Common Stock represented by the Performance Shares awarded hereunder or (ii) have any voting rights with respect to any such shares.

    (b)    Non-assignability. The Performance Shares shall not be transferable by Employee other than by will or by the laws of descent and distribution; provided that, Employee may transfer the Performance Shares during his or her lifetime to a revocable living trust of which Employee is grantor, or to another form of trust indenture of which Employee is a grantor or a beneficiary.

    (c)    Recoupment. The award granted pursuant to this Agreement is subject to the terms and conditions contained in the Company’s Executive Compensation Recoupment Policy (as such policy may be amended from time to time, the “Recoupment Policy”), which permits the Company to recoup all or a portion of awards made to certain employees upon the occurrence of any Recoupment Event (as defined in the Recoupment Policy), and may become subject to any clawback policy that may be adopted by the Company in the future, including without limitation any such policy or amended version of the Recoupment Policy required to comply with the final Securities and Exchange Commission rules and/or New York Stock Exchange listing standards with respect to recoupment adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Recoupment Policy, together with any such other policies, collectively, the “Policies”).  If the award granted pursuant to this Agreement becomes subject to recoupment pursuant to any one or more of the Policies, the Company may utilize any method of recovery specified in any of such Policies in connection with any award recoupments required or permitted under any of such Policies.

(d)     Securities Law Requirements. The Company shall not be required to issue shares of Common Stock pursuant to this Agreement unless and until (i) such shares have been duly listed upon each stock exchange on which the Company’s Common Stock is then registered and (ii) a registration statement under the Securities Act of 1933, as amended, with respect to such shares is then effective.
    (e)    Designation of Beneficiaries. Employee may file with the Company a written designation of a beneficiary or beneficiaries to receive, upon Employee’s death, the shares of Common Stock determined in accordance with Section 4(b) and subject to all of the provisions of this Agreement. An Employee may from time to time revoke or change any such designation of beneficiary and any designation of beneficiary under the Plan shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Committee shall be in doubt as to the right of any such beneficiary to receive shares of Common Stock, the Committee may recognize only receipt of such shares by the personal representative of the estate of Employee, in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.

    (f)    Changes in Capital Structure. If there is any change in the Common Stock by reason of any extraordinary dividend, stock dividend, spin-off, split-up, spin-out, recapitalization, warrant or rights issuance or combination, exchange or reclassification of shares, merger, consolidation, reorganization, sale of substantially all assets or, as determined by the Committee, other similar or relevant event, then the number, kind and class of shares of Common Stock available for Performance Shares and the number, kind and class of shares of Common Stock subject to outstanding Performance Shares, as applicable, shall be appropriately adjusted by the Committee. The issuance of shares of Common Stock for consideration and the issuance of rights with respect to Common Stock shall not be considered a change in the Company’s capital structure. No adjustment provided for in this Section shall require the issuance of any fractional shares.

    (g)    Right to Continued Employment. Nothing in this Agreement shall confer on Employee any right to continued employment or interfere with the right of an employer to terminate Employee’s employment at any time.

    (h)    Restrictive Covenants. In exchange for the consideration provided to Employee pursuant to this Agreement, which Employee acknowledges is in addition to any compensation for services performed, Employee agrees as follows:

        (1)    For the duration of Employee’s employment with the Company or any of its affiliates or subsidiaries, including, but not limited to, RGA Enterprise Services Company, and for a period of twelve (12) months following the termination of Employee’s employment, Employee shall not, directly or indirectly, be employed by or provide any services for any person, business, firm, company, or other entity engaged in the same or similar lines of business as the Company or that competes with the Company in any way, without the written consent of the Company.

        (2)    For the duration of Employee’s employment with the Company or any of its affiliates or subsidiaries, including, but not limited to, RGA Enterprise Services Company, and for a period of twelve (12) months following the termination of Employee’s employment, Employee shall not, directly or indirectly, solicit, induce, persuade, or advise, or attempt to or encourage another person or entity to solicit, induce, persuade, or advise, any person employed by the Company or any person retained by the Company as an independent contractor or contingent worker, to terminate their employment or contract relationship with the Company, or to obtain employment or commence a contract relationship with another person or entity, without the written consent of the Company.

        (3)    Employee shall keep in strict confidence all confidential and/or proprietary information of the Company, its affiliates, and subsidiaries in accordance with applicable Company policies and procedures. Confidential and/or proprietary information includes, but is not limited to, any trade secrets, processes, formulas, data, know-how, inventions, improvements, techniques, training methods, business management methods, financial data, technical data and documentation, contracts, strategic planning, product/service specifications, communication systems, marketing plans, forecasts, customer and supplier lists and contacts, price and cost lists, prototypes, computer programs, databases, drawings, models, marketing data, projections, client and employee information, books, records, accounts, data processing information, or any document in any form in Employee’s possession which refers or relates to RGA’s business and affairs. Confidential and proprietary information shall not include information that was, is, or becomes generally available to the public through no fault of the employee.

        (4)    Nothing in this Agreement is intended to interfere with or prohibit Employee from reporting to or participating in an investigation with any federal, state or local government agency about a possible violation of law, from recovering any award offered by such agency associated with such investigation, or from making other disclosures protected by applicable whistleblower statutes.

The provisions of this Section 6(h) shall survive the termination of Employee’s employment with the Company.

    (i)    Tax Withholding. Employee must pay, or make arrangements acceptable to the Company for the payment of, any and all federal, state and local tax withholding that in the opinion of the Company is required by law. Unless Employee satisfies any such tax withholding obligation by paying the amount in cash or by check, the Company will withhold shares of Common Stock having a Fair Market Value on the date of withholding equal to the tax withholding obligation.

(j)    Copy of Plan. By signing this Agreement, Employee acknowledges receipt of a copy of the Plan and any offering circular related to the Plan.
(k)    Choice of Law; Venue. This Agreement will be governed by the laws of the State of Missouri, without giving regard to the conflict of law provisions thereof. Any legal action arising out of this Agreement may only be brought in the Circuit Court in St. Louis County and/or the United States District Court in St. Louis, Missouri.
(l)    Execution. An authorized representative of the Company has signed this Agreement, and Employee has signed this Agreement to evidence Employee’s acceptance of the award on the terms specified in this Agreement and the Plan, all as of the Date of Grant.
(m)    Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A of the Code. Notwithstanding anything herein to the contrary, if Employee is determined to be a specified employee within the meaning of Section 409A of the Code, any payment on account of termination of employment shall be made on the first payroll date which is more than six months following the date of Employee’s termination of employment to the extent required to avoid any adverse tax consequences under Section 409A of the Code. To the extent necessary for compliance with Code Section 409A, references to termination of employment under this Agreement shall mean a “separation from service” within the meaning of Section 409A of the Code.

SECTION 7
TERMS OF THE PLAN

This award is granted under and is expressly subject to all the terms and provisions of the Plan, which terms are incorporated herein by reference. The Plan and this Agreement are administered by the Committee. Any determination under the Plan or this Agreement made by the Committee shall be at the Committee’s sole discretion. Capitalized terms used and not otherwise defined in this Agreement shall have the same meanings ascribed to them in the Plan.
Signature page follows.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this ____ day of____, 2024.
Reinsurance Group of America, Incorporated
By: ____________________________
Tony Cheng
President and Chief Executive Officer
Employee
_______________________________
Name: <first_name> <last_name>